2015 Performance Unit Award Agreement
Under the W. R. Berkley Corporation 2014 Long-Term Incentive Plan
This 2015 Performance Unit Award Agreement (this “Agreement”), effective January 1, 2015, represents an Award of Performance Units by W. R. Berkley Corporation (the “Company”), to the Participant named below, pursuant to the provisions of the W. R. Berkley Corporation 2014 Long-Term Incentive Plan (the “Plan”). The value of the Performance Units will be determined based on the increase in the Company’s Book Value Per Share during the Performance Period, as determined below.
The Plan provides a complete description of the terms and conditions governing the Performance Units. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement. All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein. The parties hereto agree as follows:
1.    General Grant Information. The individual named below has been selected to be a Participant in the Plan and receive a grant of Performance Units, as specified below:
(a) Participant:
(b) Number of Performance Units Granted:
(c) Initial Value of Performance Units: $0.00
(d) Date of Grant: January 1, 2015
(e) Performance Measure: Increase in Book Value Per Share, as set forth in Section 3 below.
2.    Performance Period. The Performance Period commences on January 1, 2015, and ends on December 31, 2019; provided, however, that, in the event that the Participant dies or experiences a Qualifying Termination, the Performance Period for such Participant shall be deemed to end on December 31 of the fiscal year immediately prior to the fiscal year in which such death or Qualifying Termination occurred.
3.    Value of a Performance Unit. Each Performance Unit shall have a value determined by multiplying the Increase in Book Value Per Share by three and fifty-nine hundredths (3.59), subject to a maximum value of one hundred dollars ($100.00) per Performance Unit.
4.    Eligibility for Earned Performance Units. The Participant shall only be eligible for payment of earned Performance Units. Performance Units will be earned only if the Participant’s employment with the Company continues through the end of the Performance Period. Notwithstanding anything herein to the contrary, the Performance Units shall not be earned and shall not become payable unless and until the Participant has complied with the Competitive Action restriction set forth in Section 5(d) below on or prior to the Settlement Date.
5.    Payout of Performance Units. (a) Except as set forth in Section 5(b) or 8 below, the aggregate positive value, if any, of the earned Performance Units, based on the value of the earned Performance Units on the last day of the Performance Period as determined in accordance with this Agreement and subject to the maximum value set forth in Section 3 hereof, shall be paid to the Participant in cash following the last day of the Performance Period but in no event later than March 31, 2020.
(b)    In the event of the death or Qualifying Termination of the Participant, payment of the value, if any, of the earned Performance Units in accordance with the terms of this Agreement shall extinguish the Company’s obligation hereunder, and the Participant shall not be entitled to any further payment or appreciation in the value of the Performance Units. In the event such payment is made due to the Participant’s death, such payment shall be made to the Participant’s beneficiary (or the Participant’s estate if no beneficiary has been chosen or if such beneficiary has predeceased the Participant). Any payment upon death or any Qualifying Termination shall be made within ninety (90) calendar days following such death or Qualifying Termination; provided, however, that if such ninety (90) day period spans two separate taxable years, such payment shall be made in the later taxable year; provided further, however, that any payment hereunder (calculated as of the end of the fiscal year immediately prior to the fiscal year in which such Qualifying Termination occurred) upon a Qualifying Termination shall be delayed until the earlier of (x) March 31, 2020 and (y) such time as the Participant has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such payment shall be made to the Participant according to the schedule set forth in this Section 5(b) as if the Participant had undergone such Qualifying Termination (under the same circumstances) on the date of such “separation from service.” Notwithstanding anything herein to the contrary, to the extent the Participant is a “specified employee” as defined in Treas. Reg. 1.409A-1(i), any payment to be made upon the Participant’s “separation from service” shall be delayed until and made upon the earlier of (i) the six (6) month anniversary of the Participant’s “separation from service” and (ii) the Participant’s death.
(c)    This Award shall expire and the Company shall have no further obligation to make any payment hereunder once a payment is made pursuant to Section 5(a) or (b) above or Section 8 below.
(d)    If on or prior to the Settlement Date, the Participant engages in a Competitive Action or enters into, or has entered into, an agreement (written, oral or otherwise) to engage in Competitive Action or has engaged in Misconduct, all of the Performance Units, whether earned or unearned, shall be immediately forfeited, and the Participant shall have no further rights with respect to such Performance Units. In the event that the Participant engages in any Competitive Action or enters into, or has entered into, an agreement (written, oral or otherwise) to engage in Competitive Action or engages in Misconduct after the Settlement Date but on or prior to the second anniversary of the Settlement Date, the Participant shall pay to the Company, upon demand by the Company, an amount equal to the amount paid to the Participant in respect of the Performance Units on the Settlement Date. The determination as to whether the Participant has engaged in any Competitive Action or Misconduct shall be made by the Committee in its sole and absolute discretion. The Committee has sole and absolute discretion to determine whether, notwithstanding its determination that the Participant has engaged in a Competitive Action or Misconduct, recapture or forfeiture as provided herein shall not occur. The Committee’s exercise or nonexercise of such discretion with respect to any particular event or occurrence by or with respect to the Participant or any other recipient of Performance Units under the Plan shall not in any way reduce or eliminate the authority of the Committee to (i) determine that any event or occurrence by or with respect to the Participant constitutes engaging in Competitive Action or Misconduct, or (ii) determine the related Competitive Action or Misconduct date. The Participant acknowledges that the restriction with respect to engaging in a Competitive Action, in view of the nature of the business in which the Company is engaged, is reasonable in scope (as to both the temporal and geographical limits) and necessary in order to protect the legitimate business interests of the Company. The Participant acknowledges further that engaging in a Competitive Action or Misconduct would result in irreparable injuries to the Company and would cause loss in an amount that cannot be readily quantified. The Participant acknowledges further the amounts required to be paid to the Company pursuant to this provision are reasonable and are not liquidated damages nor shall they be characterized as such.

(e)    The Participant’s employment will not be considered to continue if his or her employment has been terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in this Agreement or determined by the Company, the Participant’s right to continue to earn pursuant to the Performance Units awarded hereunder, if any, will terminate as of such date and will not be extended by any notice period arising under local law or contract (e.g., unless the Participant is actively providing substantial services as required by the Company during any notice period. However, the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period arising under employment laws in the jurisdictions where the Participant is employed or the terms of Participant’s employment agreement, if any).
6.    Nontransferability. The Performance Units granted hereunder may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
7.    Administration. This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be final and binding upon the Participant, including without limitation any determination concerning a Competitive Action. Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.
8.    Change in Control. In the event of a Change in Control, unless otherwise specifically prohibited under applicable laws or by the rules and regulations of any governing governmental agencies or national securities exchanges:
(a)    With respect to each outstanding Performance Unit that is assumed or substituted in connection with a Change in Control, in the event that the Participant’s employment with the Company is terminated (i) by the Company or a Subsidiary or Affiliate, as applicable, without Cause or (ii) by the Participant for Good Reason, in each case during the eighteen (18) month period following such Change in Control, the value of all Performance Units shall be determined and fixed as of the end of the fiscal year immediately preceding the fiscal year in which such termination occurs, and such value shall be paid to the Participant in accordance with, and subject to, the provisions of Sections 4 and 5 hereof. Following such termination, Performance Units shall not accrue any additional value for the fiscal year in which such termination occurs or for any subsequent fiscal years.
(b)    With respect to each outstanding Performance Unit that is not assumed or substituted in connection with a Change in Control, immediately upon the occurrence of the Change in Control, which shall be deemed the end of the Performance Period, the value of all Performance Units shall be determined and fixed as of the end of the fiscal year immediately preceding the fiscal year in which such Change in Control occurs, and such value shall be paid to the Participant within ninety (90) calendar days following the date of such Change in Control; provided, however, that if such ninety (90) day period spans two separate taxable years, such payment shall be made in the later taxable year. Following such Change in Control, Performance Units shall not accrue any additional value for the fiscal year in which such Change in Control occurs or for any subsequent fiscal years.
(c)    For purposes of this Section 8, a Performance Unit shall be considered assumed or substituted for if, following the Change in Control, the Performance Unit is assumed or substituted for with one of comparable value and remains subject to the same terms and conditions that were applicable to the Performance Units immediately prior to the Change in Control.
(d)    For purposes of this Section 8, an event shall only constitute a Change in Control if the event constituting a Change in Control also constitutes “a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company” within the meaning of Section 409A(a)(2)(A)(v) of the Code and the regulations promulgated thereunder.
9.    Miscellaneous.
(a)    This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate the Participant’s employment at any time.
(b)    The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any material way adversely affect the Participant’s rights under this Agreement.
(c)    The Company or a Subsidiary or Affiliate, as applicable, shall have the authority to deduct or withhold from any payment hereunder or from any other source of the Participant’s compensation from the Company or a Subsidiary or Affiliate, as applicable, or may require the Participant to remit to the Company or a Subsidiary or Affiliate, as applicable, before payment hereunder, an amount sufficient to satisfy federal, state, and local taxes (including Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising out of this Agreement.
(d)    This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)    To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of its conflicts of laws principles.
(f)    All obligations of the Company under the Plan and this Agreement with respect to the Performance Units shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
(g)    The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
(h)    By accepting this Award or other benefit under the Plan, the Participant and each person claiming under or through the Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.
(i)    The Participant, every person claiming under or through the Participant, and the Company hereby waive to the fullest extent permitted by applicable law any right to a trial by jury with respect to any litigation directly or indirectly arising out of, under, or in connection with the Plan or this Award Agreement issued pursuant to the Plan.

(j)    Definitions. The following terms shall have the meanings ascribed to them when used in this Agreement:
(i)    “Beginning Book Value Per Share” means $34.76.
(ii)    “Book Value Per Share” as of the end of any fiscal year shall be equal to the quotient of X divided by Z, where X is equal to the sum of A, B, C, D and E minus F, and Z is equal to the sum of W plus Y: [(A+B+C+D+E-F) ÷ (W+Y)]. For purposes of this calculation,
(A) shall be equal to the Company’s total common stockholders’ equity as of the end of such fiscal year, as determined in accordance with generally accepted accounting principles and reported in the Company’s audited financial statements,
(B) shall be equal to the cumulative after-tax expense of the Company from January 1, 2015 through the end of such fiscal year arising from all the Awards made under the Plan,
(C) shall be equal to the cumulative cash dividends on the Company’s common stock declared from January 1, 2015 through the end of such fiscal year,
(D) shall be equal to the cumulative cost of the Company’s common stock repurchased by the Company from January 1, 2015 through the end of such fiscal year,
(E) shall represent imputed interest on the cost of the Company’s common stock repurchased by the Company and the amount of special dividends (any dividend other than the regular quarterly cash dividend) paid by the Company during the Performance Period. Such interest shall be imputed on such repurchases and special dividends from the first day of the quarter following such repurchases and special dividends to the end of the Performance Period. The imputed interest rate shall be equal to the average annual Increase in Book Value Per Share for the Performance Period, before consideration of this subsection E,
(F) shall be equal to the Company’s accumulated other comprehensive income as of the end of such fiscal year,
(W) shall be equal to the number of shares of the Company’s common stock issued and outstanding, net of treasury shares, as of the end of such fiscal year, and
(Y) shall be the cumulative number of shares of the Company’s common stock repurchased by the Company from January 1, 2015 through the end of such fiscal year.
Book Value Per Share shall be calculated without taking into account any forward or reverse split of the Company’s common stock or any stock dividend declared on the Company’s common stock and there shall be no adjustment to the number of Performance Units awarded hereunder in either event. Notwithstanding anything herein to the contrary the formula to determine Book Value Per Share may be further modified to take into account any factor set forth in Section 7.2 of the Plan.
(iii)    “Cause” means “Cause” as defined in any active employment agreement between the Participant and the Company or any Subsidiary or Affiliate, as applicable, or, in the absence of any such definition, means the occurrence of any one of the following events: (i) fraud, personal dishonesty, embezzlement or acts of gross negligence or gross misconduct on the part of the Participant in the course of his or her employment or services, (ii) the Participant’s engagement in conduct that is materially injurious to the Company, a Subsidiary or an Affiliate, (iii) the Participant’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) which could reasonably be expected to have a material adverse impact on the Company’s or a Subsidiary’s or an Affiliate’s reputation or business; (iv) public or consistent drunkenness by the Participant or his or her illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company, a Subsidiary or an Affiliate or which impairs, or could reasonably be expected to impair, the performance of the Participant’s duties to the Company, a Subsidiary or an Affiliate; (v) willful failure by the Participant to follow the lawful directions of a superior officer; or (vi) the Participant’s continued and material failure to fulfill his or her employment obligations to the Company or any Subsidiary or Affiliate.
(iv)    “Competitive Action” means, either directly or indirectly, whether as an employee, consultant, independent contractor, partner, joint venturer or otherwise, (i) in any geographical area where the Company is engaged in business, engaging in or directing any business activities which are competitive with any business activities conducted by the Company in such geographical area, (ii) on behalf of any person or entity engaged in business activities competitive with the business activities of the Company, soliciting or inducing, or in any manner attempting to solicit or induce, any person employed by, or as an agent or producer of, the Company to terminate such person's employment or agency or producer relationship, as the case may be, with the Company, (iii) diverting, or attempting to divert, any person, concern or entity from doing business with the Company or attempting to induce any such person, concern or entity to cease being a customer of the Company, (iv) soliciting the business of the Company or (v) making use of, or attempting to make use of, the Company’s property or proprietary information, other than in the course of the performance of services to the Company or at the direction of the Company. References to the Company in this definition shall include the Company and all Subsidiaries and Affiliates.
(v)    “Disability” means the inability of the Participant to continue to perform services for the Company or any Subsidiary or Affiliate, as applicable, on account of his or her total and permanent disability as determined by the Committee.
(vi)    “Ending Book Value Per Share” means the highest Book Value Per Share determined as of the end of each fiscal year in the Performance Period.
(vii)    “Good Reason” means “Good Reason” as defined in any active employment agreement between the Participant and the Company or any Subsidiary or Affiliate, as applicable, or, in the absence of any such definition, means the occurrence of any one of the following events, unless the Participant agrees in writing that such event shall not constitute Good Reason: (i) a material reduction in the Participant’s duties or responsibilities from those in effect immediately prior to a Change in Control; (ii) a material reduction in the Participant’s base salary below the levels in effect immediately prior to a Change in Control; or (iii) relocation of the Participant’s primary place of employment to a location more than fifty (50) miles from its location, and further from the Participant’s primary residence, immediately prior to a Change in Control; provided, however, that with respect to any Good Reason termination, the Company will be given not less than thirty (30) days’ written notice by the Participant (within sixty (60) days of the occurrence of the event constituting Good Reason) of the Participant’s intention to terminate the Participant’s employment for Good Reason, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Good Reason is based, and such termination shall be effective at the expiration of such thirty (30) day notice period only if the Company has not fully cured such act or acts or failure or failures to act that give rise to Good Reason during such period. Further notwithstanding any provision in this definition to the contrary, in order to constitute a termination for Good Reason, such termination must occur within six (6) months of the initial existence of the applicable condition.

(viii)    “Increase in Book Value Per Share” means the amount, if any, by which the Ending Book Value Per Share exceeds Beginning Book Value Per Share for the Performance Period.
(ix)    “Misconduct” means the Participant’s engagement, during the Participant’s employment with the Company or any Subsidiary or any Affiliate, in an act which would, in the judgment of the Committee, constitute fraud that could be punishable as a crime, or embezzlement against either the Company, any Subsidiary or any Affiliate.
(x)    “Qualifying Termination” means the termination of the Participant’s employment with the Company and all Subsidiaries and Affiliates prior to the end of the Performance Period as a result of: (i) Disability or Retirement; (ii) an action by the Company or a Subsidiary or Affiliate, as applicable, for any reason other than Cause; or, (iii) following a Change in Control, an action by the Participant for Good Reason.
(xi)    “Retirement” means the Participant’s retirement from service with the Company and all Subsidiaries and Affiliates with the written consent of the Chairman of the Board of the Company or the Committee.
(xii)    “Settlement Date” means the date on which the value of the Performance Units is actually paid to the Participant.
[Signatures to appear on following page]
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of January 1, 2015.
W. R. Berkley Corporation

By:__________________________
Name:
Title:

______________________________
Participant

Please indicate the name of the Participant’s beneficiary:

Name

The Participant may change his or her beneficiary hereunder only by written notice to the Company, which change will become effective only upon receipt by the Company during the Participant’s lifetime.